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                                                      Press Release
40 Market Street
P.O. Box 3064
Lowell MA  01853
978-322-3000
Fax 978-459-2314







FOR IMMEDIATE RELEASE:       CONTACT:
October 19, 1998                Colonial Gas          Brian Norris
                                                      978-322-3435
                                Eastern Enterprises   Jane McCahon
                                                      781-647-2316


                COLONIAL GAS COMPANY TO MERGE WITH
                        EASTERN ENTERPRISES


Lowell and Weston, MA (October 19, 1998) -- Colonial Gas Company (NYSE: CLG) and Eastern Enterprises (NYSE: EFU) jointly announced today that the companies have entered into a definitive agreement which provides for the merger of Colonial Gas into Eastern for $37.50 per share in Eastern stock and cash. Based on Colonial Gas' shares outstanding as of September 30, 1998, the transaction values Colonial Gas' equity at $332 million, and taking into account Colonial's outstanding debt, an enterprise value of $495 million. The purchase price represents a 27% premium to Colonial Gas' closing price on October 16, 1998 and a multiple of 2.66x Colonial's book value at September 30, 1998.

Under the terms of the merger agreement, Colonial Gas' shareholders will be permitted to elect either Eastern common stock or cash, with the total amount of cash consideration fixed at $150 million. Shareholder elections will be prorated to the extent necessary to maintain this mix of consideration. Based upon Eastern's current share price ($43.375 as of October 16, 1998) and Colonial Gas' outstanding shares, Eastern expects to issue about 4.2 million shares in this transaction. The transaction will be tax-free to Colonial Gas shareholders to the extent they receive Eastern shares. The exchange ratio for the stock portion of the consideration will be determined based upon Eastern's average stock price prior to closing, and will be subject to a collar mechanism. Under the collar

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Press Release:  October 19, 1998


mechanism, if Eastern's average closing stock price per share for a ten-day period prior to closing is either higher than $47.80 or lower than $37.56, the portion of the purchase price payable in Eastern shares would be determined based upon a fixed exchange ratio calculated at such prices. Colonial Gas' shareholders who receive Eastern stock would benefit from a modest 2% dividend increase.

J. Atwood Ives, Eastern chairman and chief executive officer commented, "The merger with Colonial Gas is a significant step in the industry consolidation strategy we have been pursuing for several years in order to achieve the economies of scale that will enable us to improve customer service, lower costs and build value for our shareholders. The Essex County Gas acquisition was the first step and the Colonial Gas merger marks the second step of this strategy to realize the benefits of consolidation in this highly-fragmented market."

Mr. Ives continued, "Colonial Gas is a well-managed, fast-growing company that will profit from the synergies of the merger, as well as Eastern's financial strength. When this transaction is completed, Eastern's combined gas distribution companies will serve over 725,000 customers in Massachusetts. The increased size and scope of the combined organization will enable us to provide enhanced, cost-effective customer service and to accelerate the growth of both our customer base and gas throughput. This merger will also allow us to build on the enhanced capabilities of the combined work force -- strengthening our competitive position in deregulating energy markets. We do not believe this transaction will be dilutive to Eastern's earnings."

F. L. Putnam, III, Colonial Gas president and chief executive officer, commented, "We are excited to bring the skills and experience that have been developed at Colonial Gas over the last 150 years to Eastern Enterprises. Our Board of Directors realized that now is the time for us to take decisive action to better position Colonial Gas for future growth. Based on its review of strategic alternatives, our Board concluded that a merger with Eastern and its gas distribution companies would be in the best interests of Colonial Gas'

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Page 3 - Colonial Gas Company and Eastern Enterprises
Press Release:  October 19, 1998

customers, shareholders and employees. A rate plan, subject to state regulatory approval, is expected to provide both immediate and long-term benefits for Colonial Gas' customers. Colonial Gas' shareholders will receive a substantial premium, as well as the option to participate in the future growth of the energy industry through ownership of Eastern shares. We are confident that a larger, stronger and more diversified company, such as we are creating through this merger, will benefit our employees over the long term."

The merger of Eastern and Colonial Gas has been approved by both companies' boards and will be accounted for as a purchase transaction. The transaction is expected to close by mid-year 1999, subject to the receipt of satisfactory regulatory approvals and the approval of Eastern and Colonial Gas shareholders. A proposed merger and rate plan for Colonial Gas is expected to be filed with the Massachusetts Department of Telecommunications and Energy before year end.

After the merger is completed, Colonial Gas will operate as a wholly-owned subsidiary of Eastern and as a sister company of Boston Gas and Essex Gas, Eastern's existing gas distribution companies. F. L. Putnam, Jr., Colonial Gas chairman and senior executive officer, will join Eastern's Board of Trustees upon completion of the merger.

Colonial Gas Company, based in Lowell, Massachusetts, is a local distribution company serving over 150,000 customers in 24 communities northwest of Boston and on Cape Cod (many of which are contiguous to towns served by Boston Gas and Essex Gas). Colonial Gas also owns and operates Transgas Inc., the world's largest over-the-road transporter of liquified natural gas, which will become a separate Eastern subsidiary. In its fiscal year ended December 31, 1997, Colonial Gas earned $16.0 million, or $1.87 per share, on operating revenues of $187.1 million.


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Page 4 - Colonial Gas Company and Eastern Enterprises
Press Release:  October 19, 1998


Eastern Enterprises owns and operates Boston Gas Company, Essex County Gas Company, Midland Enterprises Inc. and ServicEdge Partners, Inc. Together, Boston Gas and Essex Gas are New England's largest distributor of natural gas, serving 575,000 residential, commercial and industrial customers in Boston and 90 other eastern and central Massachusetts communities. Midland Enterprises, headquartered in Cincinnati, Ohio, is the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways, with a fleet of 2,384 barges and 87 towboats. ServicEdge provides HVAC equipment installation and service to customers in eastern Massachusetts.

This press release may contain forward looking statements which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward looking statements include, but are not limited to, the ability to successfully integrate the operations of Colonial Gas Company with Eastern and its subsidiaries, variations in weather, changes in the regulatory environment, customer's preferences on energy sources, general economic conditions, increased competition and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of the Company.

Colonial Gas Company is the fastest-growing, lowest-cost natural gas utility in New England. Formed as a Massachusetts corporation in 1849, Colonial distributes natural gas to over 150,000 residential and commercial customers in 24 communities located northwest of Boston and on Cape Cod. In addition, the Company is involved in several related business activities including the sales, rental, installation, service, and financing of natural gas products for home heating, water heating, central air conditioning, and industrial applications. Colonial also owns and operates Transgas Inc., the world's largest over-the-road transporter of liquefied natural gas.